Exhibit 10.11

RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT (this “Agreement”) is dated as of June 6, 2022

BETWEEN:

LODE STAR GOLD, INC., a Nevada corporation having an address at 13529 Skinner Road, Suite N, Cypress, TX 77429

(the “Buyer”)

AND:

SAPIR PHARMACEUTICALS, INC., a Delaware corporation having an address at 6 Buttell Avenue, Lakewood, NJ 08701

(the “Seller”)

WHEREAS:

A.	The Buyer and the Seller are parties to an asset purchase agreement (the “Asset Purchase Agreement”) and a royalty agreement (the “Royalty Agreement”), each dated December 23, 2021 (together, the “Sapir Agreements”);

B.	Pursuant to Asset Purchase Agreement, the Buyer acquired all of the right, title and interest of the Seller in and to certain assets owned by the Seller (collectively, the “Business”), in exchange for which the Buyer agreed to issue to the Seller 1,000,000 shares of a newly created series of convertible preferred stock of the Buyer (collectively, the “Preferred Stock”) at a deemed price of $1.00 per share;

C.	Pursuant to the Royalty Agreement, the Buyer covenanted to provide the Seller with a royalty equal to 5% of the gross revenues realized by the Buyer from the sale or license of products generated or derived from the Business;

D.	Due to circumstances beyond the control of the parties, including the unanticipated resignation of the new Chief Executive Officer of the Buyer, the Buyer has been unable to develop the Business to the extent contemplated by (i) the Sapir Agreements and (ii) discussions that occurred between the Buyer and the Seller following the closing of the Asset Purchase Agreement;

E.	To date, the Buyer has not issued the Preferred Stock to the Seller or completed any payments to the Seller under the Royalty Agreement; and

F.	Due to the foregoing, the parties desire to rescind the Sapir Agreements on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Sapir Agreements are hereby rescinded, with the effect that (a) the Buyer and the Seller shall be restored to the respective positions they occupied immediately in advance of the execution and delivery of the Sapir Agreements, and (b) neither party shall have any further obligations to the other party pursuant to or arising directly or indirectly from the Sapir Agreements or from any other agreement and understanding, whether written or oral, relating to the subject matter thereof. For greater certainty, the Buyer shall retain no right, title or interest in and to Business and shall have no obligation to issue the Preferred Stock to the Seller.

2.	Each party on behalf of itself and its respective directors, officers, employees, agents, attorneys, parent companies, subsidiaries, affiliated companies, predecessors, successors and assigns (collectively, “Affiliates”), hereby releases, acquits and forever discharges the other party and its Affiliates from any and all actions, causes of action, suits, claims, proceedings, demands, losses, debts, liabilities, obligations, promises, acts, omissions, agreements, costs, charges, expenses, damages and injuries, of whatever kind or nature and however arising, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, “Claims”), which one party now has or at any time hereafter can, shall or may have against the other party and its Affiliates, by reason of or arising out of any cause, act, deed, contract, matter, thing or omission related to the Sapir Agreements.

3.	Each party acknowledges that the foregoing mutual release does not constitute any admission of liability whatsoever on the part of either party.

4.	For the consideration expressed herein, each party agrees not to solicit, encourage, fund or assist any third party to initiate or continue any Claim against the other party and its Affiliates related to the matters described herein. In addition, each party agrees not to initiate or continue any Claim against any other person who might claim contribution or indemnity from the other party, either in the State of Nevada or elsewhere.

5.	Each party shall defend, indemnify and hold the other harmless from and against any and all Claims (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon the other party arising out of or relating to (a) any failure or breach by the party to perform any of its covenants, agreements or obligations under this Agreement, or (b) any inaccuracy or incompleteness of any representation or warranty of the party contained in this Agreement or in any document delivered in connection herewith.

6.	Each party represents and warrants to the other party that: (a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement and the performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is bound; and (c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

7.	Each party further represents and warrants that: (a) there has been no assignment or transfer of or giving of a security interest in or encumbrance upon any interest in any Claim which such party or its Affiliates may have against the other party; (b) such party has (i) carefully read and understands the contents of this Agreement; (ii) received independent legal advice from counsel of such party’s choosing in connection with the subject matter hereof, and such advice is reflected in the provisions of this Agreement; and (iii) not been influenced to any extent whatsoever in doing so by the other party or any other person, except for those representations, statements and promises expressly set forth herein.

8.	Each party agrees that all fees, costs and expenses (including, without limitation, the fees and disbursements of legal counsel) that have been incurred or that are incurred in the future by any party in connection with the Sapir Agreements or the transactions contemplated by this Agreement, shall be paid and borne by the party incurring such fees, costs and expenses.

9.	Each party agrees to perform and instruct its agents to perform such further acts, to execute such further documents and to do such further and other things as may appropriate, necessary or desirable to carry out the full intent and meaning of this Agreement.

10.	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and the contents of this Agreement constitute a binding contract and nothing herein contained is a mere recital.

11.	This Agreement shall inure to the benefit of and be binding upon the parties and their respective Affiliates.

12.	In the event that any provision of this Agreement is held to be void, voidable or unenforceable, the remaining provisions hereof shall remain in full force and effect.

13.	Each person executing this Agreement on behalf of a party represents and warrants that such person is authorized to execute this Agreement on behalf of that party and that the execution of this Agreement is the lawful act of each of that party and therefore binds that party.

14.	This Agreement may only be amended, assigned or transferred with the express written consent of each of the parties.

15.	This Agreement may be executed and delivered electronically and in any number of counterparts, each of which constitute an original and all of which together shall constitute one and the same agreement.

16.	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

LODE-STAR MINING INC.		SAPIR PHARMACEUTICALS, INC.

By:	/s/ Mark Walmesley	By:	/s/ Samuel Sternheim
	Name: Mark Walmesley		Name: Samuel Sternheim
	Title: CEO/President		Title: Director